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                                                                   Exhibit 3.264

                            ARTICLES OF INCORPORATION
                                       OF
                   EMERGENCY SPECIALISTS OF ARKANSAS, INC. II

     The undersigned, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for EMERGENCY SPECIALISTS OF ARKANSAS, INC. II (the "Corporation");

                                   ARTICLE ONE
                                      NAME

     The name of this Corporation is "EMERGENCY SPECIALISTS OF ARKANSAS, INC.
II"

                                  ARTICLE TWO
                                    DURATION

     The period of the Corporation's duration is perpetual

                                  ARTICLE THREE
                                     PURPOSE

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR
                                 CAPITALIZATION

     The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock of the par value of $0.01 per share.

                                  ARTICLE FIVE
                               ISSUANCE OF SHARES

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of a least One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

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                                   ARTICLE SIX
                                  INCORPORATION

     The name and address of the incorporator of the Corporation is.

           Name                        Address
           ----                        -------
Leonard M. Riggs, Jr, M D   1717 Main Street, Suite 5200
                            Dallas, Texas 75201

                                  ARTICLE SEVEN
                           DENIAL OF PREEMPTIVE RIGHTS

     No shareholder of the Corporation shall, by reason of such shareholder holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance or sale of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder of the Corporation, other than such rights, if any, as the board of directors, in its discretion, may grant to the shareholders to purchase such additional, unissued, or treasury securities; and the Corporation may issue or sell additional unissued or treasury shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering the same in whole or in part to the existing shareholders of any class.

                                  ARTICLE EIGHT
                           DENIAL OF CUMULATIVE VOTING

     When electing directors of the Corporation, a shareholder of the Corporation shall not be permitted to cumulate such shareholder's votes

                                  ARTICLE NINE
                                REGISTERED OFFICE

     The street address of the registered office of the Corporation is 1717 Main Street, Suite 5200, Dallas, Texas 75201, and the name of its registered agent at such address is Leonard M. Riggs, M.D.

                                   ARTICLE TEN
                                    DIRECTORS

     The number of directors constituting the initial Board of Directors is one
(1) and the name and address of the person who is to serve as the initial Director until the first annual meeting of shareholders or until his successor is elected and qualified is:


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

        NAMES                     ADDRESSES
        -----                     ---------
Leonard M. Riggs, Jr.   1717 Main Street, Suite 5200
                        Dallas, Texas 75201

                                 ARTICLE ELEVEN
                      REQUIRED SHAREHOLDER VOTE AND CONSENT

     Except as otherwise required by law, the affirmative vote of the holders of a majority of the issued and outstanding shares of the Corporation shall decide any matter submitted to a vote the shareholders of the Corporation. The holders of a majority of the issued and outstanding shares of the Corporation may take any action that the shareholders of the Corporation are permitted or required to take at a meeting pursuant to a consent setting forth the action taken that such holders sign.

                                 ARTICLE TWELVE
                                 INDEMNIFICATION

     The Corporation shall, to the full extent permitted by law, (i) indemnify any person who was, is or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request or the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another Corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys fees) actually incurred by such person in connection with such action, suit, or proceeding, and (ii) advance reasonable expenses to such person in connection with such action, suit or proceeding. The rights provided in this Article shall not be deemed exclusive of any other rights permitted by law, to which such person may be entitled under any provision of the bylaws of the Corporation, a resolution of shareholders or directors of the Corporation, an agreement, or otherwise

                                ARTICLE THIRTEEN
                        LIMITATION OF DIRECTOR LIABILITY

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as director, except to the extent such director is found liable for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. No repeal or modification of this ARTICLE NINE shall adversely affect any right or protection of a director of the Corporation existing by virtue of this ARTICLE NINE at the time of such repeal or modification.


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     IN WITNESS WHEREOF, I have hereunto set my hand, this 20th day of April,
1995.


                                        /s/ Leonard M. Riggs, Jr., MD
                                        ----------------------------------------
                                        Leonard M. Riggs, Jr., M.D.,
                                        Incorporator


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